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Innofone.com, Inc.
600 North Pine Island Road
Suite 450
Plantation, FL 33324

                                                   November 14, 2000

U.S. Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549-0306

         Re: Application to withdraw registration statement on Form SB-2 of Innofone.com, Inc., File Number 333-94497.


Ladies and Gentlemen:

         This letter is submitted pursuant to Rule 477 of the Securities Act of 1933, as amended. Innofone.com hereby requests withdrawal of the above registration statement effective immediately. We are requesting withdrawal of the SB-2 as we have today filed a registration statement on Form 10-SB.

         Please direct any questions to Penny Somer-Greif at (202) 942-6402, or to Richard E. Baltz at (202) 942-5124, both of Arnold & Porter. Thank you.


                                                    Sincerely,

                                                    /s/ Larry Hunt

                                                    Larry Hunt
                                                    President